EXHIBIT 99.1

Contact:	Gary Smith
Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FISCAL THIRD QUARTER 2009 RESULTS

BIRMINGHAM, Ala. (November 20, 2008) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the third quarter ended November 1, 2008.

Financial Highlights
Net sales for the 13-week period ended November 1, 2008, increased 8.1% to $140.1 million compared with $129.6 million for the 13-week period ended November 3, 2007.  Comparable store sales increased 0.4%. Net income for the third quarter of fiscal 2009 was $7.7 million compared with $7.8 million for the prior-year period.  Earnings per diluted share were $0.26 compared with $0.25 in the prior-year period.

Net sales for the 39-week period ended November 1, 2008, increased 10.2% to $416.3 million compared with $377.9 million for the 39-week period ended November 3, 2007. Comparable store sales increased 1.7%. Net income for the 39-week period was $21.8 million compared with $22.7 million in the prior-year period. Earnings per diluted share were $0.75 compared with $0.71 in the prior year.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "In a retail environment filled with economic challenges, we are pleased with our results for the third quarter. The benefit of our investments in management information systems was evident in driving positive comparable store sales and effectively managing our inventories despite an estimated 50 basis point impact to comparable store sales from the hurricanes in our markets. We are confident our Company will continue to improve as a result of our recently implemented and planned future investments in systems and believe the Company is positioned to weather the uncertainty facing retailers this holiday season."

For the quarter, Hibbett opened 22 new stores and closed 8 stores, bringing the store base to 726.  The Company also opened its first store in Wisconsin in the third quarter giving Hibbett a presence in 24 states. For fiscal 2009, the Company plans to open 75 to 79 new stores and close 12 stores.

Fiscal 2009 Outlook
The Company raised its earnings outlook for the fiscal year ended January 31, 2009 with a range of $0.97 to $1.04 per diluted share for earnings, based on comparable store sales ranging from flat to up 2% for the fourth quarter of fiscal 2009.

-MORE-

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, November 21, 2008.  The number to call for the live interactive teleconference is (303) 205-0033.  A replay of the conference call will be available until November 28, 2008, by dialing (303) 590-3000 and entering the passcode, 11110979#.

The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2009-third quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.streetevents.com and www.earnings.com on November 21, 2008, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through November 28, 2008.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls. As of November 1, 2008, Hibbett operated 726 stores in 24 states.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding company growth, store opening and closing plans, sales (including comparable store sales) and earnings expectations.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions in our market and that of our vendors, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a further list and description of these factors, as well as others which could affect our business, you should carefully review our Annual Report on Form 10-K filed on April 2, 2008, our Quarterly Report on Form 10-Q filed on September 9, 2008, our most recent prospectus supplement filed May 2, 2003, and other reports filed from time to time with the Securities and Exchange Commission.  In light of these and other possible risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007
Net sales	$140,148	$129,628	$416,262	$377,873
Cost of goods sold, distribution center
and store occupancy costs	93,456	87,154	279,493	252,871
Gross profit	46,692	42,474	136,769	125,002
Store operating, selling and administrative
expenses	31,073	26,898	91,041	79,512
Depreciation and amortization	3,587	3,023	10,452	9,038
Operating income	12,032	12,553	35,276	36,452
Interest (expense) income, net	(153)	88	(523)	498
Income before provision for income taxes	11,879	12,641	34,753	36,950
Provision for income taxes	4,227	4,826	12,938	14,227
Net income	$7,652	$7,815	$21,815	$22,723

Net income per common share:
Basic earnings per share	$0.27	$0.25	$0.76	$0.73
Diluted earnings per share	$0.26	$0.25	$0.75	$0.71

Weighted average shares outstanding:
Basic	28,495	31,075	28,551	31,312
Diluted	28,930	31,554	28,983	31,823

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	November 1,	November 3,	February 2,
	2008	2007	2008
Assets
Cash and cash equivalents	$6,525	$10,751	$10,742
Short-term investments	279	292	191
Accounts receivable, net	5,721	4,600	5,575
Inventories, net	162,315	148,513	141,406
Prepaid expenses and other	10,472	8,674	8,073
Total current assets	185,312	172,830	165,987
Property and equipment, net	44,764	43,523	46,505
Other assets	4,024	7,428	4,242
Total assets	$234,100	$223,781	$216,734

Liabilities and Stockholders' Investment
Accounts payable	$59,199	$52,592	$64,125
Short-term debt	14,943	-	-
Accrued expenses	11,985	10,774	12,479
Total current liabilities	86,127	63,366	76,604
Non-current liabilities	20,249	23,142	21,075
Stockholders' investment	127,724	137,273	119,055
Total liabilities and stockholders' investment	$234,100	$223,781	$216,734

END OF EXHIBIT 99.1